Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation in this Registration Statement on Amendment No. 1 to Form F-1 of our report dated August 29, 2025, except for the effects of the retrospective adjustment for the share split described in Note 12 and 13, as to which the date is March 6, 2026, relating to the consolidated financial statements of MICWARE CO., LTD. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

April 1, 2026

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com